UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported) December 12, 2008

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On December 12, 2008, the Company entered into Amendment No. 4 to the Credit Agreement (“Amendment No. 4”). The Credit Agreement was originally entered into on June 6, 2007 and was previously amended on April 25, 2008, October 31, 2008 and December 5, 2008. The Credit Agreement was entered into among the Company, the Lenders Party thereto and JPMorgan Chase Bank, National Association as Administrative Agent and Collateral Agent, Citizens Bank of Massachusetts, HSBC Bank USA, National Association and Citibank, N.A. as Co-Syndication Agents (the “Credit Agreement”). Amendment No. 4 reduces the Aggregate Commitment to $135,000,000 as of December 12, 2008; the Commitment will be reduced to $120,000,000 on October 31, 2009 and $100,000,000 on January 31, 2010. The Maturity Date was amended to July 31, 2010. Amendment No. 4 also provides that the Commitments will be collateralized and guaranteed by certain US assets and the Company will enter into a Security Agreement, Pledge Agreements and Mortgages. Amendment No. 4 provides for Prepayment Events upon the receipt by the Company or any Subsidiary of Net Proceeds. The financial covenants of the Credit Agreement were also amended by amending the Maximum Senior Leverage Ratio and Total Leverage Ratio, and by adding a Minimum Fixed Charge Ratio, Minimum EBITDA and Maximum Capital Expenditures requirement. Amendment No. 4 also eliminated the requirement that the Company obtain $75,000,000 in long term capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE	December 18, 2008	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, Associate General Counsel

PHOTRONICS, INC.